Exhibit 4.1

INCREMENTAL AMENDMENT

INCREMENTAL AMENDMENT, dated as of December 24, 2013 (this “Incremental Amendment”), to the Third Amended and Restated Revolving Credit Agreement, dated as of June 16, 2011 (as amended by Amendment No. 1 thereto, dated as of August 14, 2013, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Company”), and the other Subsidiaries party thereto, as borrowers, Citicorp USA, Inc., as Administrative Agent and Collateral Agent (as each such term is defined in the Credit Agreement), and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the issuing lenders from time to time party thereto.  Capitalized terms used herein (including in the recitals hereto) and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Incremental Amendment.

RECITALS:

WHEREAS, the Company has hereby notified the Administrative Agent that it is requesting a Facility Increase in an aggregate principal amount of $35 million (the “Facility Increase”) for general corporate purposes;

WHEREAS, pursuant to Sections 3.1(b) and 3.1(c) of the Credit Agreement, the Company may establish such Facility Increase by, among other things, entering into this Incremental Amendment pursuant to the terms and conditions of the Credit Agreement with each Lender agreeing to provide such additional Multi-Currency Commitments (the “Incremental Commitments”) (each such Lender agreeing to provide its portion of the Incremental Commitments by signing this Incremental Amendment on the date hereof, an “Incremental Lender” and, collectively, the “Incremental Lenders”); and

WHEREAS, (i) the Incremental Lenders have indicated their willingness to make available to the Company the Incremental Commitments, on a several basis, in an amount equal to such Incremental Lender’s Incremental Commitment set forth on Schedule I hereto and (ii) the applicable Lenders have indicated their willingness to amend or waive certain provisions of the Credit Agreement effective as of the Facility Increase Date (as defined below), in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.           Incremental Commitments.  On the terms contained in the Credit Agreement and in this Incremental Amendment and subject to the conditions contained in this Incremental Amendment, each Incremental Lender severally agrees to make the Incremental Commitments available to the Company in an amount equal to such Incremental Lender’s Incremental Commitment set forth on Schedule I hereto.

2.           Terms Generally.  The Incremental Commitments shall have identical terms as the Multi-Currency Commitments and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Lenders, of the Credit Agreement and the other Loan Documents.  Each reference to a “Multi-Currency Commitment” or “Multi-Currency Commitments” in the Credit Agreement shall be deemed to include the Incremental Commitments and all other related terms will have correlative meanings mutatis mutandis.  For the avoidance of doubt and notwithstanding anything in this Incremental Amendment to the contrary, the Incremental Commitments shall be considered an increase in the Multi-Currency Commitments under the Credit Agreement and shall not be considered a separate tranche of Indebtedness under the Credit Agreement.  For the further avoidance of doubt, the joinder of the Domestic Subsidiaries acquired in connection with the Colomer Acquisition as Subsidiary Guarantors shall not be a condition to the availability of the Incremental Commitments.

3.           Certain Defined Terms.  Certain defined terms used in this Incremental Amendment shall have the following meanings:

“Additional Subsidiary Guarantors” means any Domestic Subsidiaries acquired in connection with the Colomer Acquisition that become party to the Guaranty and to the Pledge and Security Agreement as Subsidiary Guarantors pursuant to the documents listed on Schedule II hereto, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Diligence Deadline” means March 31, 2014 unless the Administrative Agent agrees in its sole discretion to extend such deadline; provided, that the Administrative Agent shall not be permitted to extend such deadline any later than April 15, 2014.

4.           Waiver of Certain Borrowing Base Terms.  From and after the date on which any Domestic Subsidiaries acquired in connection with the Colomer Acquisition become Additional Subsidiary Guarantors until the earlier of (x) the Diligence Deadline and (y) reasonably satisfactory completion of the Required Diligence (as defined below), for purposes of determining the Borrowing Base attributable to such Additional Subsidiary Guarantors, the following will be included in the Borrowing Base:

(a)           75% of the GAAP gross book value of any Accounts of such Additional Subsidiary Guarantors; and

(b)           50% of the GAAP gross book value of any Inventory of such Additional Subsidiary Guarantors.

Following the reasonably satisfactory completion of the Required Diligence, the Accounts and Inventory of the Additional Subsidiary Guarantors shall be subject to the eligibility criteria set forth in the Credit Agreement and the Borrowing Base attributable to the Additional Subsidiary Guarantors shall be determined in accordance with the definition of “Borrowing Base” (including any Eligible Equipment or Eligible Real Property of the Additional Subsidiary Guarantors, to the extent applicable).  If the Required Diligence is not satisfactorily completed prior to the Diligence Deadline, the Accounts and Inventory of the Additional Subsidiary Guarantors shall be deemed ineligible until the reasonably satisfactory completion of the Required Diligence.  The Administrative Agent and Collateral Agent hereby agree to use commercially reasonable efforts to complete the Required Diligence on or prior to the Diligence Deadline.

5.           Waiver of Section 3.1(b) Notice Period and Facility Increase Limit.  The Lenders that are party hereto hereby (a) waive the requirement set forth in Section 3.1(b) of the Credit Agreement that the Lenders be provided with ten (10) days prior notice of any proposed Facility Increase (as defined in the Credit Agreement) and (b) agree that the Incremental Commitments made available hereunder shall not be included when determining compliance with the $100 million limitation on Facility Increases set forth in Section 3.1(b) of the Credit Agreement and the entire aggregate principal amount of $100 million available for Facility Increases shall remain available to the Company.

6.           Incremental Upfront Fees.  The Company agrees to pay to the Administrative Agent (for the account of each Incremental Lender based on its pro rata portion of the Incremental Commitments) on the Facility Increase Date an upfront fee equal to 0.25% of the Incremental Commitments.

7.           Conditions to Effectiveness.  This Incremental Amendment shall become effective as of the first date (the “Facility Increase Date”) on which all of the following conditions have been satisfied or waived by the Incremental Lenders holding a majority of the Incremental Commitments (other than, for the avoidance of doubt, any amendment or waiver set forth in Section 4, the effectiveness of which shall be determined in accordance with the proviso in clause (a) below):

(a)           Incremental Amendment. The Administrative Agent (or its counsel) shall have received from the Company, the Incremental Lenders and the Administrative Agent, either (x) counterparts of this Incremental Amendment signed on behalf of such parties or (y) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic transmissions of signed signature pages) that such parties have signed counterparts of this Incremental Amendment; provided that any amendment or waiver set forth in Sections 4 and 5 above shall not become effective unless and until the Administrative Agent (or its counsel) shall also have received the items referenced in clause (x) or (y) of this clause (a), as applicable, from the Supermajority Multi-Currency Lenders and the Required Lenders, respectively.

(b)           Reaffirmation Agreement.  Each of the existing Guarantors shall have entered into a reaffirmation agreement, consistent with that delivered in connection with Amendment No. 1 referred to in the introductory paragraph hereof or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Corporate Proceedings.  The Administrative Agent shall have received (i) certified copies of the charter and by-laws (or analogous organizational documents) of the Company and each existing Guarantor and (ii) the resolutions (or analogous authorizations), in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Company and each existing Guarantor, authorizing in each case the execution, delivery and performance of this Incremental Amendment and the other Loan Documents to which the Company or such Guarantor is a party, in each case certified by the Secretary or an Assistant Secretary of the Company or such Guarantor as of the Facility Increase Date and each such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

(d)           Incumbency Certificates.  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary (or analogous officer) of the Company and each existing Guarantor, dated as of the Facility Increase Date, as to the incumbency and signature of the officers of the Company and such Guarantor executing each of this Incremental Amendment and each other Loan Document to which the Company and such Guarantor is a party, and any certificate or other documents to be delivered by it pursuant thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary (or analogous officer) as the case may be.

(e)           Legal Opinions.  The Administrative Agent shall have received executed legal opinions of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Company, and (ii) the Executive Vice President and General Counsel of the Company, in each case, in form and substance reasonably satisfactory to the Administrative Agent and consistent with those delivered in connection with the Credit Agreement.  Each of the counsel delivering the foregoing legal opinions is expressly instructed to deliver its opinion for the benefit of each of the Administrative Agent, the Collateral Agent and each Incremental Lender.

(f)           Fees and Expenses.  The Administrative Agent shall have received or shall concurrently receive, for the accounts of the Incremental Lenders and the Agents, as applicable, the fees set forth in Section 6 above and all fees and expenses owing hereunder or in connection herewith to the Administrative Agent to the extent provided in the Credit Agreement and to the extent that such fees and expenses have been presented to the Company for payment at least two (2) Business Days prior to the Facility Increase Date (which amounts may, at the Company’s election, be offset against the proceeds of a Revolving Credit Loan on the Facility Increase Date).

(g)           USA Patriot Act.  Each of the Incremental Lenders shall have received prior to the Facility Increase Date (to the extent reasonably requested from the Company on a timely basis prior to the Facility Increase Date), all documentation and other information required by the applicable Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(h)           Request for Borrowing.  With respect to any Loan requested on the Facility Increase Date, the Administrative Agent shall have received a duly executed Notice of Borrowing.

(i)           Representations and Warranties.  Each of the representations and warranties made by each party to each Loan Document in or pursuant to the Credit Agreement, this Incremental Amendment or any other Loan Document, or contained in any certificate or financial statement (other than estimates and projections which are (x) identified as such and (y) contained in any financial statement) furnished at any time under or in connection with the Credit Agreement, this Incremental Amendment or any other Loan Document shall be true and correct in all material respects on and as of the Facility Increase Date as if made on and as of the Facility Increase Date (except to the extent that such representations and warranties relate to a particular date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date), both before and after giving effect to any Loan and to all other extensions of credit to be made on the Facility Increase Date and the use of the proceeds thereof.

(j)           No Default.  No Event of Default and no Default shall have occurred and be continuing on the Facility Increase Date, before and after giving effect to the extensions of credit requested to be made on the Facility Increase Date.

(k)           Borrowing Base.  The Company shall have delivered the Borrowing Base Certificate most recently required to be delivered by Section 10.17 of the Credit Agreement.  After giving effect to the Loans requested to be made on the Facility Increase Date and the use of proceeds thereof, the Aggregate Outstanding Multi-Currency Extensions of Credit shall not exceed the Maximum Availability at such time.

8.           Post-Closing Covenants.

(a)           Mortgage Documents.  The Company shall provide to the Administrative Agent, no later than ninety (90) days (or such longer period as the Administrative Agent may agree) after the Facility Increase Date:

(i)           mortgage amendments (the “Mortgage Amendments”), as may be reasonably required by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Mortgaged Property, to the extent necessary to ensure that such Mortgaged Property shall be subject to a valid and enforceable Lien (having the priority set forth in the Intercreditor Agreement) in favor of the Collateral Agent (subject only to Liens permitted under Section 11.3 of the Credit Agreement) securing the Secured Obligations (including those related to the Incremental Commitments), each duly executed and delivered by an authorized officer of each party thereto and in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable;

(ii)           if Mortgage Amendments are required under clause (i) above, (A) date-down and modification endorsements to the title insurance policies or, where such date-down or modification endorsements are not available to insure the Mortgage Amendments set forth in clause (i) above, new title insurance policies with respect to the Mortgaged Property, each in form and substance reasonably satisfactory to the Administrative Agent which insure that such mortgages, as amended, continue to create valid and enforceable liens (having the priority set forth in the Intercreditor Agreement) subject to Section 11.3 of the Credit Agreement, (B) evidence reasonably satisfactory to the Administrative Agent that all certificates and affidavits reasonably required by the Administrative Agent and relating to the Company, the Mortgaged Property, such Mortgage Amendments and/or title endorsements (or if applicable, new title policies) have been delivered and (C) an opinion of counsel in each state in which any such Mortgage Amendment is to be recorded, in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)           evidence that all fees, costs and expenses in connection with the preparation, execution, filing and recordation of the Mortgage Amendments, including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees and premiums, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgage Amendments, have been paid in accordance with Section 14.5 of the Credit Agreement.

(b)           Additional Subsidiary Guarantors.

(i)           On or prior to the Diligence Deadline, the Company shall furnish to the Administrative Agent any information that the Administrative Agent or the Collateral Agent may reasonably request regarding the Additional Subsidiary Guarantors and their respective Accounts and Inventory.  The Administrative Agent or the Collateral Agent may, at the Company’s sole cost and expense, take such actions as specified in Section 10.17 of the Credit Agreement in relation to the Additional Subsidiary Guarantors (except with respect to the Real Property owned by the Additional Subsidiary Guarantors unless (x) the Company at its election requests the Administrative Agent to include such Real Property in the Borrowing Base or (y) a Mortgage is required pursuant to Section 10.15 of the Credit Agreement) in a manner and through any medium that the Administrative Agent or the Collateral Agent considers reasonably advisable (the “Required Diligence”) and the Company shall furnish all such assistance and information as the Administrative Agent may require in connection with the Required Diligence.  For the avoidance of doubt, the parties hereto agree that the limitation on (i) Appraisals, investigations and reviews set forth in Section 10.17(b) of the Credit Agreement and (ii) verifications and reports set forth in Section 10.17(d) of the Credit Agreement, shall not apply to the Required Diligence on a one-time basis.  Notwithstanding the foregoing, the only consequence of the Required Diligence not being completed prior to the Diligence Deadline is as set forth in Section 4 hereof;

(ii)           The Company shall provide to the Administrative Agent, no later than sixty (60) days (or such longer period as the Administrative Agent may agree) following the date that any Domestic Subsidiary acquired in connection with the Colomer Acquisition becomes an Additional Subsidiary Guarantor, (A) all certificated Stock owned by such Additional Subsidiary Guarantor required to be pledged pursuant to the provisions of the Credit Agreement and the other Loan Documents, (B) an executed Deposit Account Control Agreement for each Deposit Account held by such Additional Subsidiary Guarantor required to be subject to a Deposit Account Control Agreement pursuant to the provisions of the Credit Agreement and the other Loan Documents and (C) an executed Securities Account Control Agreement for each Securities Account held by such Additional Subsidiary Guarantor required to be subject to a Securities Account Control Agreement pursuant to the provisions of the Credit Agreement and the other Loan Documents.

9.           Representations and Warranties.  By its execution of this Incremental Amendment, the Company hereby certifies that:

(a)           The Company is duly organized, validly existing and (to the extent applicable under the laws of the jurisdiction of its organization) in good standing under the laws of the jurisdiction of its incorporation, has the corporate (or other requisite legal) power to own its assets and to transact the business in which it is presently engaged, and is (to the extent applicable under the laws of the relevant jurisdiction) duly qualified as a foreign corporation and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification and where all such failures to so qualify and be in good standing would, in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b)           The Company has the corporate power, authority and legal right to execute, deliver and perform this Incremental Amendment and the other Loan Documents to which it is a party and to borrow hereunder, and it has taken as of the Facility Increase Date all necessary corporate action to authorize the execution, delivery and performance of this Incremental Amendment and the other Loan Documents to which it is a party and to authorize its borrowings on the terms and conditions of this Incremental Amendment.

(c)           No consent of any other Person (including, without limitation, stockholders or creditors of the Company or of any Parent of the Company), and no consent, license, permit, approval or authorization of, exemption by, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of this Incremental Amendment and the other Loan Documents to which any Loan Party is a party by or against such Loan Party, except for (i) filing of the Mortgages, (ii) any filings required under the UCC, (iii) any filings required to be made with the U.S. Patent and Trademark Office and the U.S. Copyright Office, (iv) any filings, notices, consents, licenses, permits, approvals, authorizations, registrations or declarations required under the laws of jurisdictions other than the United States or any political subdivision thereof in connection with the pledge of stock of Foreign Subsidiaries or any assets located in, or created under, the laws of any such jurisdiction or political subdivision and (v) any consents, licenses, permits, approvals or authorizations, exemptions, registrations, filings or declarations that have already been obtained and remain in full force and effect.

(d)           This Incremental Amendment has been, and the other Loan Documents to which it is a party will be, executed and delivered by a duly authorized officer of each Loan Party.  This Incremental Amendment constitutes, and the other Loan Documents to which it is a party, when executed and delivered by it and the other parties thereto, will constitute, the legal, valid and binding obligations of each Loan Party, enforceable against it in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity.

10.           Acknowledgments.  The Company (on behalf of itself and each Loan Party) hereby expressly acknowledges the terms of this Incremental Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Incremental Amendment and the transactions contemplated hereby and (ii) its guarantee of the Secured Obligations (including, without limitation, the Incremental Commitments) under the Guaranty and its grant of Liens on the Collateral to secure the Secured Obligations (including, without limitation, with respect to the Incremental Commitments) pursuant to the Security Documents.  This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

11.           Amendment, Modification and Waiver.  Except as expressly provided in Section 7 above with respect to waivers of conditions to effectiveness, this Incremental Amendment may not be amended, modified or waived except in accordance with Section 14.1 of the Credit Agreement.

12.           Liens Unimpaired.  After giving effect to this Incremental Amendment, and subject to the satisfaction of the covenant in Section 8(a) above, neither the modification of the Credit Agreement effected pursuant to this Incremental Amendment nor the execution, delivery, performance or effectiveness of this Incremental Amendment impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Secured Obligations, whether heretofore or hereafter incurred.

13.           Effect of Amendment.  Except as expressly set forth herein, this Incremental Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Administrative Agent, the Collateral Agent, the Lenders or any Agent Affiliate under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to establish a precedent for purposes of interpreting the provisions of the Credit Agreement or entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Incremental Amendment shall apply to and be effective only with respect to the provisions of the Credit Agreement and the other Loan Documents specifically referred to herein.

14.           Governing Law.  THIS INCREMENTAL AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  The provisions of Sections 14.7, 14.10, 14.11, 14.13, 14.14, 14.17 and 14.18 of the Credit Agreement shall apply to this Incremental Amendment to the same extent as if fully set forth herein.

15.           Counterparts.  This Incremental Amendment may be executed by one or more of the parties to this Incremental Amendment on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof.

16.           Reallocation.  On the Facility Increase Date, each Incremental Lender shall purchase and assume from each existing Multi-Currency Lender having Revolving Credit Loans and participations in Letters of Credit outstanding on such Facility Increase Date, without recourse or warranty, an undivided interest and participation, to the extent of such Incremental Lender’s Commitment Percentage of the Multi-Currency Commitments (after giving effect to the Incremental Commitments), in the aggregate outstanding Revolving Credit Loans and participations in Letters of Credit, so as to ensure that, on the Facility Increase Date after giving effect to the Incremental Commitments, each Multi-Currency Lender is owed only its Commitment Percentage of the Revolving Credit Loans and participations in Letters of Credit outstanding on such Facility Increase Date.

17.           Headings.  The headings of this Incremental Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Incremental Amendment as of the date first written above.

CITICORP USA, INC., as Administrative Agent and Collateral Agent

By:	/s/ Michael Smolow
Name: Michael Smolow
Title: Director

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Senior Vice President, Deputy General
Counsel & Secretary

CITIBANK, N.A., as an Incremental Lender and as an Issuing Lender

By:	/s/ Michael Smolow
Name: Michael Smolow
Title: Director

JPMORGAN CHASE BANK, N.A., as an Incremental Lender

By:	/s/ Donna DiForio
Name: Donna DiForio
Title: Authorized Officer

BANK OF AMERICA, N.A., as an Incremental Lender

By:	/s/ Robert Scalzitti
Name: Robert Scalzitti
Title: Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as an Incremental Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Sally Reyes
Name: Sally Reyes
Title: Authorized Signatory

WELLS FARGO CAPITAL FINANCE, LLC, as an Incremental Lender

By:	/s/ Reza Sabahi
Name: Reza Sabahi
Title: Duly Authorized Signer

Schedule I

Incremental Lender	Incremental Commitment
Citibank, N.A.	$10,000,000
Wells Fargo Capital Finance, LLC	$8,750,000
JPMorgan Chase Bank, N.A.	$6,250,000
Bank of America, N.A.	$6,250,000
Credit Suisse AG, Cayman Islands Branch	$3,750,000
Total	$35,000,000

Schedule II

1.	Joinder Agreement to the Pledge and Security Agreement;
2.	Guaranty Supplement;
3.	Pledge Amendment relating to the pledge of issued and outstanding Stock and Stock Equivalents of the Additional Subsidiary Guarantors;
4.	Patent Security Supplement, if applicable;
5.	Trademark Security Supplement, if applicable;
6.
Certificate of such Additional Subsidiary Guarantors attaching (i) copies of the Charter and by-laws (or analogous organizational documents) of such Additional Subsidiary Guarantors, (ii) resolutions (or analogous authorization) of the Boards of Directors of such Additional Subsidiary Guarantors, (iii) certificates of good standing from the jurisdiction of organization of such Additional Subsidiary Guarantors, and (iv) certifying as to incumbency and signature of officers of such Additional Subsidiary Guarantors executing each Loan Document;

7.	Legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Additional Subsidiary Guarantors;
8.	Legal opinion of the Executive Vice President and General Counsel of the Company; and
9.	Legal opinion of California local counsel to the Additional Subsidiary Guarantors incorporated in California.